Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Beverage Industry Leader Vanessa Walker to Discuss “The Art and Science of Innovation” at the Beverage Digest Market Smarts Conference, June 12, 2017

BOCA RATON, FL & New York, NY / June 8, 2017 / Celsius Holdings, Inc. (NASDAQ: CELH), the makers of CELSIUS®, a clinically proven fitness drink ideal for an active lifestyle, today announced Vanessa Walker, Executive VP Sales & Marketing, will be speaking at the Beverage Digest Market Smarts Conference on June 12, 2017, at the Eventi Hotel, New York, NY. A written copy of her presentation will be available on the company’s website, www.celsiusholdingsinc.com, for 90 days following the live presentation.

Walker, a noted beverage industry brand and category developer, is responsible for Celsius’ branded global positioning and product portfolio expansion. She has increased CELSIUS® brand equity by driving domestic sales and distribution growth, and propelling category innovation within the functional / energy space across multiple channels.

Her session, entitled “CELSIUS: The Art and Science of Innovation,” starts at 12:05 p.m. ET. The presentation will take attendees through the challenges and opportunities of building proprietary and clinically-proven brands in today’s retail landscape. In addition, Walker will share opportunities to generate wins which capitalize on brands that can substantiate proven functional claims to build consumer loyalty and win at retail.

Celsius Holdings, Inc., is ablaze given several recent accomplishments boosting the brand and corporate entity. These landmarks include a recent up-listing on the NASDAQ, the first ever (natural) line extension, and a new product in the portfolio, CELSIUS HEAT™. Under Walker’s guidance and leadership, CELSIUS was named “Best Functional Drink,” April 2017, at the Innobev Global Beverage Congress Awards held in Frankfurt, Germany by Zenith Global.

“When I think of a go-to market strategist in the beverage industry, it is Vanessa Walker,” said John Fieldly, interim Chief Executive Officer and Chief Financial Officer, Celsius Holdings, Inc. “Since Vanessa joined the team in January 2016, she has charted a new course for the flagship brand: rebranding and repackaging, as well as expanding sales and distribution. A testament to the brand’s new positioning, CELSIUS® is now the second fastest-growing Energy / Other Functional beverage as defined by SPINS” (SPINS MULO 52wks ending 4/16/17, Total US).

Walker is a visionary with a keen instinct for branded positioning, finding a fit for innovative concepts in new and existing categories. She quickly defines next steps for brand expansion and is able to chart a course to create awareness and navigate the many distribution channels,” added Fieldly.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or innovative in its category, and offers significant health benefits.

CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®’ new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, a trainer’s grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. HEAT is sold in 16oz cans and is available in three carbonated flavors: Inferno Punch, Cherry Lime and Blueberry Pomegranate. HEAT targets professional trainers, endurance & competitive athletes, those who focus on defined, physical fitness results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS ® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaws and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides.

For more information, please visit www.celsiusholdingsinc.com

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Media Inquiries

Howard Wishner

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